CAN-AM RETAILER AGREEMENT

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
VENDOR:                                                     RETAILER:
CAN-AM INTERNATIONAL                                        Silcorp Ltd. (Western Division)
#102-4663 BYRNE ROAD                                        #600-10655 Southpass Road, S.W.
Phone: (604) 435-1705 Fax: (604) 431-7673
Toll Free: 1-800-212-5814                                   (413) 974-5400           (   )
                                                            ------------------------------
                                                            British Columbia and Sasketchewan only
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Effective Date:   April, 21, 1997

         1. TERM OF AGREEMENT. The initial term of this Agreement shall be for one (1) calendar years from the date first written above (the "First Term"). This Agreement shall automatically renew at the expiration of the First Term for up to three (3) additional one (1) year terms (each an "Additional Term") unless either of the parties, at least thirty (30) calendar days prior to the end of the then existing First Term or Additional Term gives written notice to the other party that the Agreement shall not renew.

         2. GENERAL RETAILER OBLIGATIONS. Retailer agrees to use its best efforts during the term of this Agreement to actively promote, in all lawful ways and to the maximum extent possible, the marketing and sale of Can-Am Products to Customers at the Retail Location. Retailer shall conduct its operations at the Retail Location in a manner which will not reflect adversely upon the reputation, quality or credibility of Can-Am or the Can-Am Products. Furthermore, in the event that Retailer becomes aware of any complaints, charges or claims concerning Can-Am or the Can-Am Products, Retailer shall immediately notify Can-Am of such complaints, charges or claims. Retailer shall respond to such complaints only as directed by Can-Am after consultation with Can-Am. Retailer shall comply with all applicable federal, territorial, province and local laws and regulations in performing its duties hereunder. Retailer may market and sell tobacco and other products other than the Can-Am Products so long a such other products are not sold in or from humidors or other containers or displays similar to or resembling humidors.

         3. CONTACT PERSON. Retailer shall provide Can-Am with the name and phone number of the person responsible for communications with Can-Am regarding this Agreement. Upon any change in the name or phone number of such person. Retailer shall notify Can-Am in writing five (5) calendar days of such changes.

         4. HUMIDORS. All Can-am Products shall only be displayed in and sold from humidors or other display units (each a "Can-An humidor" and collectively "Can-Am humidors") provided by or sold to Retailer by Can-am or an authorized distributor of Can-Am Products (a Can-Am Distributor") pursuant to this Agreement. Either Can-Am or a Can-am Distributor shall provide Retailer with the Can-Am Humidors required for the sale of Can-Am Products at the Retail Location. Neither Can-Am nor the Can-Am Distributor shall charge Retailer for the first Can-Am Humidor for each display position at the Retail Location (each a "First Can-Am Humidor" and collectively "First Can-Am Humidors"). Retailer shall be responsible for the care, maintenance of all Can-Am Humidors placed in or at the Retail Locations. Can-Am either directly or through a Can-Am distributor, shall be responsible for the stocking of the Can-Am humidors with Can-Am Products. Any and all damaged, lost or stolen Can-Am Humidors shall be repaired or replaced by Can-Am or a Can-Am Distributor, with the cost of any such repairs or replacements being charged to and paid by Retailer. Any replacement of Can-Am Humidors for which Retailer is charged, shall be made at a cost equal to the Can-Am's * of such Can-Am Humidors * of such price. Notwithstanding the foregoing, however, any repair or

* Confidential portions omitted and filed
separately with the Commission.
                                        1
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replacement of a Can-Am Humidor due to manufacturing  defects or normal wear and tear shall be made by Can- Am at no charge or cost to Retailer.

         5. HUMIDOR PLACEMENT. Retailer agrees to have at least one (1) Can-Am Humidor prominently displayed on the front or main counter of each Retail Location. Such Can-Am Humidor shall be located on the front or main counter of the Retail Location such that (i) no displays, signs, labels or other materials whatsoever, other than those provided or approved by Can-Am, block or impinge on a retail customer's complete view of the entire front, sides and top of the Can-Am Humidor and (ii) the Can-Am Humidor is easily and readily accessible to a retail customer. If a problem arises regarding such placement of a Can-Am Humidor at a Retail Location. Retailer shall notify Can-Am of such problem and shall consult with Can-Am for the resolution of such problem to the reasonable satisfaction of both the Retailer and Can-am.

         6. PRODUCTS AND DISPLAY: OWNERSHIP. Only Can-Am Products may be placed in or on Can-Am Humidors or sold from Can-Am Humidors. If any non Can-Am Products are sold in, on or from Can-Am Humidors, Retailer shall pay to Can-Am, in addition to any other damages available to can-Am under equity or law, the wholesale cost of any and all such non-Can-am Products so placed or sole.
Retailer and Retail Location shall display only Can-Am provided or approved labels, displays or signs in, on or around the Can-Am Humidors. All Can-Am Humidors provided to Retailer pursuant to this Agreement, including replacement for damaged, lost or stolen Can-Am Humidors, shall be and shall remain the property of Can-Am. Upon the termination of this Agreement for any reason. Retailer shall return to Can-Am, within thirty (30) business days of such termination, all Can-Am Humidors provided to Retailer pursuant to the Agreement. Any and all costs of the return of Can-Am Humidors pursuant to the Section 6 shall be paid by Retailer.

         7. PAYMENT. Retailer shall pay for all Can-Am Products placed in a Can-Am Humidor at each Retail Location. Such payment shall be made pursuant to the terms and conditions specified in the invoice for such Can-Am Products provided to Retailer by either Can-Am or a Can-Am Distributor. Retailer shall be responsible for any late charges accruing on all payments due and owing pursuant to Can-Am invoice.

         8. RETAILER, WARRANTIES AND REPRESENTATIONS. Retailer acknowledges that its strict performance of the obligations of this Agreement is essential to the success of its distributions, sales and marketing of Can-Am Products to the Retail Locations. Retailer, therefor, covenants, represents and warrants the following to Can-Am. Retailer holds all necessary federal, provincial, territorial and local licenses and permits (the "Retailer Permits") required for the sale, distribution and marketing of Can-Am Products to retail Locations in accordance with applicable law. Retailer shall also require all Retail Locations to be properly licensed for the selling of Can-Am Products and all such sales by the Retail Locations shall comply with applicable law. There are no actions or proceedings pending or contemplated within the knowledge of retailer that would in any way jeopardize any Retailer Permits. Retailer is in good standing under the laws of the province, territory and nation in which it is located, has all requisite corporate or organizational authority required to perform its obligations under this Agreement and has taken all corporate or organizational actions reacquired for the performance of its obligations under this Agreement. Retailer's performance of its obligations under this Agreement will not violate any agreement or contract to which it is a party.

         9. POLICIES AND PROCEDURES. Retailer shall at all times conform with and carry out the distribution, sales and marketing programs and policies established by Can-Am from time to time. Can-Am expressly reserves the right to change such programs and policies at any time. Furthermore, except for any materials provided to Retailer by Can-Am, any and all marketing or sales materials related to the Can-Am Products must be approved in writing by Can-Am prior to the use or distribution of such materials by Retailer. Retailer shall at no time engage in any unfair trade practices with respect to Can-Am or the
Can-Am Products and shall make no false or misleading representations, guarantees or warranties with respect to the Can-Am

* Confidential portions omitted and filed separately with the Commission.
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Products,  except such as are  expressly  authorized by Can-Am in writing or are set forth in written materials provided by Can-Am.

         10. INDEPENDENT CONTRACTOR. Can-Am Retailer specifically agrees that for all purposes hereunder, Retailer is, and shall be deemed to be, an independent contractor. Neither Retailer nor Retailer's employees, agents or representatives shall be deemed to be employees, agents or representatives of Can-Am, nor shall any of them have the power to enter into any contract, agreement or obligation on behalf of Can-Am or to otherwise legally bind Can-Am in any way, nor enlarge upon or extend any warranty or representation regarding Can-Am Products beyond that made by Can-Am in any way, nor enlarge upon or extend any warranty or representation regarding Can-Am Products beyond that made by Can-Am or the manufacturer of such products. Retailer shall be responsible for obtaining and paying for any and all costs, bonds, insurance and licenses required for Retailer's distribution, sale and marketing of the Can-Am Products. Retailer shall also be further responsible for the collection, payment and reporting of any and all taxes required to be paid and/or reported by Retailer by any federal provincial, state, territorial or local government including, but not limited to, any and all sales, use, tobacco, employee withholding, use and valued taxes.

         11. RELATED PRODUCTS. During the period ending one (1) year from the date first written above or during any other period that Retailer distribute, sells or markets Can-Am Products pursuant to this Agreement, Retailer agrees not to sell or market, either directly or indirectly, any products similar to or competing with the Can-Am Products. Can-Am shall be entitled to recover from Retailer Can-Am's costs, expenses and attorneys' fees incurred in enforcing Can-Am's rights under this Section 16. The provisions of this Section 16 shall survive the termination, expiration or assignment of this Agreement.

         12. INDEMNIFICATION. Retailer agrees to and does hereby fully identify and hold harmless Can-Am and any of Can-Am's affiliates, successors, assigns, officers, directors, shareholders, employees, and agents (the "Indemnified
Parties"), from and against any and all losses, damages, liabilities, obligations, judgements, settlements, costs and other expenses incurred or suffered by the Indemnified Parties by reason of the ascertain of any claim or the institution of any litigation against them during the term of this agreement or subsequent to its expiration or termination, which is directly or indirectly based upon or related to any acts or omissions of Retailer, Retailer's employees or agents, or which are directly or indirectly based upon or related to any breach by Retailer of this Agreement. Retailer's shall assume the defense, at its sole expense, of any claim or litigation as to which it has an indemnification obligation hereunder. If Retailer fails to do so, the Indemnified Parties shall have the right to assume their own defense, and Retailer shall be obligated to reimburse the Indemnified Parties for any and all reasonable expenses (including, but not limited to, attorneys' fees) incurred in the defense of such claim or litigation, in addition to Retailer's other indemnity obligations hereunder.

         13. DISCLAIMER OF IMPLIED WARRANTIES. Unless considered unenforceable or unlawful under applicable law, all impled warranties relating to any products sole by Can-Am to Retailer, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES FOR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE are hereby disclaimed. Can-Am liability, if any, to Retailer for alleged defective products shall, under any legal or equitable theory, be limited to repair or replacement of the product, at the sole option of Can-Am, and shall in no event include damages of any kind, whether incidental, consequential or otherwise.

         14. GOODWILL. Retailer agrees that it neither has, nor will acquire, any vested or proprietary right or interest with respect to marketing and sale of Can-Am Products, and that any such goodwill created or increased during the term of this Agreement shall be considered the property of Can-Am.


* Confidential portions omitted and filed
separately with the Commission.
                                        3
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         15.  AGREEMENT TO PERFORM  NECESSARY ACTS. Each party to this Agreement agrees to perform any further acts reasonably required under the terms of this Agreement and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         16. GOVERNING LAW. This Agreement has been made and entered into in the Province of British Columbia and subject only to applicable international law, shall be construed in accordance with the laws of the Province of British Columbia, Canada, excluding its choice of law provisions. The parties agree that, subject only to applicable international law, the Courts of British Columbia shall be the property and exclusive forum for any action relating to a dispute between the parties arising out of, or related to, this Agreement. Each party consent to the in personam jurisdiction of said court. The prevailing party in any dispute arising under this Agreement shall be entitled to receive its cost, fees, and expenses, including attorney's fees. Reasonable attorney's fees shall be determined by the court and not a jury.

         17. SURVIVAL. Any obligation or agreement herein which has not been or cannot be fully performed prior to the termination or expiration of this Agreement shall survive such termination or expiration.

         18. NOTICES. The service of any notice provided for in this Agreement shall be complete and effective on the date such notice is placed in the British Columbia mail, certified or registered with return receipt requested, postage prepaid, and addressed to the respective parties as first written above.

         19. SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

         20. SEVERABILITY. In case any one or more of the provisions contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

         21. BINDING ON SUCCESSORS AND ASSIGNS. Subject to the provisions herein, all covenants and agreements in this Agreement shall extend to and be binding upon the heirs, legal representatives, successors and assigns of the respective parties hereto.

         IN WITNESS WHEREOF the parties hereto have hereunto set their hands as of the date first above written.




   June 3/97                                            /s/ [illegible]
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Date                                                 Silcorp Limited


   June 3/97                                            /s/ Colin Jones
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Date                                                 Can-Am International





* Confidential portions omitted and filed
separately with the Commission.
                                        4